Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE (06-005)	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES RECORD

2005 FOURTH QUARTER AND YEAR-END RESULTS

Q4 2005 diluted EPS was $0.55 versus ($0.48) in Q4 2004, including bond refinancing charges

Q4 2005 diluted EPS was $0.55 versus $0.22 in Q4 2004, excluding bond refinancing charges

Increasing 2006 guidance and initiating 2007 guidance

February 23, 2006 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today record results for the fourth quarter and year ended December 31, 2005. Highlights for the fourth quarter included:

•	Comparable Q4 2005 diluted EPS was up 150% over Q4 2004

•	Q4 2005 net income was $15.1 million, more than triple Q4 2004

•	Significant expansion in TTB operating margins, nearly double Q4 2004 and triple Q3 2005

•	Current fleet average OSV dayrates at $18,500 with leading-edge spot rates above $20,000

•	Current fleet average TTB dayrates at $15,000 with leading-edge spot rates around $17,000

•	Multiple long-term contracts recently signed in each business segment

•	Final two double-hulled tank barges delivered in Q4 2005 under TTB Newbuild Program #1

•	Service-line diversification into shore-based logistics, military and deepwater well test markets

•	Acquired GoM port facility to support OSV segment

•	Recently awarded four long-term military contracts for OSVs

•	Expanding OSV Newbuild Program #4 by 17,000 deadweight tons of additional OSV capacity

Fourth quarter revenues increased $19.3 million, or 51.1%, to $57.1 million compared to $37.8 million for the fourth quarter of 2004. Operating income was $24.9 million, or 43.6% of revenues, for the fourth quarter of 2005 compared to $10.2 million, or 27.0% of revenues, for the prior-year quarter. These record operating results were primarily driven by continued full practical utilization of the Company’s offshore supply vessel (OSV) fleet in the U.S. Gulf of Mexico (GoM) at record dayrates and greater tug and tank barge (TTB) fleet capacity due to 2005 vessel deliveries under TTB Newbuild Program #1. In addition, the Company has experienced a substantial increase in demand for its TTB vessels and has been successful in developing innovative new applications for its proprietary new double-hulled barges in the upstream GoM market.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Fourth quarter 2005 EBITDA was $32.2 million, or roughly double fourth quarter 2004 EBITDA of $16.5 million and above the high-end of Hornbeck’s guidance range of $28.0 million to $30.0 million. For additional information regarding EBITDA as a non-GAAP financial measure, please see more discussion on this subject later in this release.

Net income for the fourth quarter of 2005 was $15.1 million, or $0.55 per diluted share, compared to $4.7 million, or $0.22 per diluted share, of adjusted net income reported in the fourth quarter of 2004, excluding bond refinancing charges for the retirement of old senior notes. Net income for the fourth quarter of 2005 was more than triple the amount of adjusted net income recorded in the fourth quarter of 2004, while diluted EPS more than doubled despite having roughly 6.5 million of additional weighted average diluted shares outstanding in the fourth quarter of 2005. Included in net income for the fourth quarter of 2005 was approximately $2.8 million ($1.8 million after-tax or $0.06 per diluted share) of interest income, up from $0.1 million in the fourth quarter of 2004, due to the substantially higher cash position resulting from proceeds raised during the Company’s recent debt and equity offerings, which were completed in early October 2005.

Todd Hornbeck, the Company’s Chairman, President and CEO, stated, “We are extremely pleased with the record financial results that we achieved for the fourth quarter and calendar 2005. Our strategy of keeping a large portion of our fleet on short-term fixtures resulted in higher dayrates as vessels rolled to new contracts in an improving market. With effective dayrates for our OSV and tug and tank barge segments each gaining about $3,800 per day compared to the fourth quarter of 2004 and the recent cash infusion resulting from our October 2005 debt and equity offerings, we believe that Hornbeck Offshore is well positioned to continue our profitable growth track by reinvesting in both fleets. Our currently announced newbuild programs, alone, provide us with visible year-over-year increases in fleet capacity through 2009. Plus, we have a significant amount of excess cash still left to deploy as we continue to actively pursue strategic acquisitions in both fleet segments that meet our internal investment parameters.

“Published reports reflect that E&P companies operating in the GoM have increased capital spending budgets for 2006. In addition, there continues to be a substantial backlog of repair work resulting from the past two hurricane seasons. Therefore, we expect demand for our OSVs to remain high with leading edge spot dayrates at or above $20,000 for the remainder of 2006. Furthermore, we have recently experienced increased demand for our equipment in both fleets for non-traditional applications, such as military service for our OSVs and deepwater well test projects in the GoM for our new double-hulled tank barges. By developing these new service offerings for our fleet, we have been able to expand our customer base while we are in an up-market. By removing capacity from our traditional oilfield market, we have the added benefit of further tightening an already robust market for the rest of our OSV fleet over the near term. We believe that our proprietary vessels are well suited for a variety of marine applications, some of which are only now revealing themselves as enabling technology unfolds around us.”

OSV Segment. Revenues from the OSV segment were $35.7 million for the fourth quarter of 2005, an increase of 60.8% from $22.2 million for the same period in 2004. This increase in revenue is the result of significantly higher dayrates in the GoM, along with having two additional vessels operating in the 2005 quarter. The Company’s OSV utilization rate was 94.8% for the three months ended December 31, 2005, compared to 94.3% achieved for the same period of 2004. Utilization was about the same as the prior-year quarter despite having 68 more vessel days out-of-service in the current quarter compared to the prior-year quarter. The average OSV dayrate for the fourth quarter of 2005 improved 45.6%, or just under $5,000 per day, to $15,903 compared to $10,926 for the same period of 2004. In addition, the Company’s effective, or utilization adjusted, dayrate increased 46.3% from the prior-year quarter. These market-driven improvements resulted in OSV operating income more than doubling that of the prior year quarter, illustrating the operating leverage for this segment.

Tug and Tank Barge Segment. Tug and tank barge (TTB) segment revenues for the fourth quarter of 2005 were up 37.8% over the same period in 2004 to $21.5 million. Utilization in the tug and tank barge segment increased to 92.9% from 82.1% for the fourth quarter of 2004. This increase in utilization is primarily the result of more vessels operating under time charters than contracts of affreightment (COA). Average dayrates rose to $15,098 compared to $12,642 during the same period of 2004. The increase in average dayrates was primarily related to increased demand for double-hulled tank barges, in general, as well as a change in fleet compliment to a greater mix of larger, double-hulled barges, which command much higher dayrates than the Company’s fleetwide average. In addition, the Company entered the deepwater well test market on the upstream side of its business with one of its newly constructed double-hulled tank barges in December 2005. This new service-line contributed about $1,500 of the TTB fleetwide-average dayrate increase for the quarter. All five of the newbuild double-hulled barges constructed under the Company’s TTB Newbuild Program #1 were placed in service by the end of 2005. Operating income increased by $3.8 million to $6.2 million for the fourth quarter 2005, while operating margins nearly doubled from 15.5% in the fourth quarter of 2004 to 29.1% this quarter.

General and Administrative (G&A). G&A costs for the fourth quarter of 2005 were up $1.1 million over the same period in 2004 to $6.0 million. G&A increases resulted from higher personnel and health insurance costs, increased state and local tax expenses and rising costs associated with corporate governance initiatives, such as compliance with the Sarbanes-Oxley Act. A large component of the Company’s G&A costs are variable incentive compensation bonuses commensurate with the record financial results produced by the Company in 2005. However, despite record bonus levels, the Company’s G&A margin of 11% of revenue was still in-line with its industry peers and its previous guidance for this expense category.

Calendar 2005 Results

Revenues for 2005 increased 38.0% to $182.6 million compared to $132.3 million for 2004. Operating income was $68.1 million, or 37.3% of revenues for 2005 compared to $35.8 million, or 27.1% of revenues for 2004. Net income for 2005 was $37.4 million, or $1.64 per diluted share, which included a $1.7 million ($1.1 million after tax or $0.05 per diluted share) loss on early extinguishment of debt. This bond refinancing charge related to the January 2005 redemption of the non-tendered 10.625% senior notes that were still outstanding as of December 31, 2004. The Company’s record results for the current year were positively impacted by strong market conditions in both segments coupled with incremental contributions from acquired and newly constructed vessels delivered since the beginning of 2005.

Recent Developments

Acquisition of GoM Port Facility. To support its rapidly expanding OSV operations in the Gulf of Mexico and to support customers’ logistics requirements, the Company acquired in December 2005 a shore base facility located in Port Fourchon, Louisiana for approximately $5.0 million. The facility lease has eight years remaining on its initial term, with four additional five-year renewal periods. Formerly known as ASCO Magnolia, the facility has been renamed HOS Port. The Company is currently developing expansion plans for the facility. Mr. Hornbeck stated, “The addition of HOS Port is another step in our growth and has allowed us to establish a foothold in Port Fourchon, which is the ‘jumping off point’ for the vast majority of deepwater and ultra-deepwater activity in the GoM. This action further underscores our long-term commitment to, and continued bullish outlook for, our primary operating market. HOS Port will not only support our existing OSV fleet, but will also provide a key logistics base for our HOS 370 class MPSVs once they are delivered.”

Long-Term Military Contracts Prompt Expansion of OSV Newbuild Program #4. In response to the demonstration of certain enhanced capabilities developed by Hornbeck Offshore of its proprietary vessels, the Company was recently able to place all four of its 240 ED class OSVs on long-term time charters with the U.S. military at current market dayrates. Due to the popularity of the 240 ED class design with our oilfield customers in the GoM, the Company plans to build four new 240 “EDF class” vessels to replace the four 240 ED class vessels that are now serving the military. The new 240 EDF design is an adaptation of the Company’s proprietary 240 ED design with modifications that allow for faster transit speeds.

Based on internal estimates, the incremental cost of four new vessels is expected to be approximately $80.0 million in the aggregate, excluding capitalized construction period interest. The Company has contracted with a Gulf Coast shipyard for the construction of two of the four 240 EDF class OSVs. The Company has also signed a letter of intent with a West Coast shipyard for the two remaining vessels, plus options for two additional vessels. All of the new OSVs to be constructed under this expansion of the OSV Newbuild Program #4 are expected to be delivered by mid to late-2008, with the first vessel due out in late 2007. These four vessels, which comprise approximately 11,000 deadweight tons in the aggregate (17,000 deadweight tons, if the optional two vessels are built), are in addition to the 20,000 deadweight tons of new generation OSV vessel capacity originally announced in September 2005 as OSV Newbuild Program #4. (For more information on that program, please see below.)

Mr. Hornbeck added, “We have a long and successful history of on-time, on-budget deliveries with the Gulf Coast shipyard that is building the first two 240 EDF class OSVs. This is the same shipyard that has previously built thirteen vessels for us, including all four of our 240 ED class OSVs on which the EDF-design is based. Using a West Coast shipyard for the other two vessels allows us to diversify away from the Gulf Coast region and to mitigate the impact of future hurricane seasons on the construction of our vessels.”

Recent Increase in 2006 Contract Coverage. With dayrates currently at all-time record levels, the Company has recently signed term contracts, some of which may extend into 2008, for ten of its vessels, six in its OSV fleet and four in its TTB fleet, at prevailing market dayrates. As of the date of its last earnings call in early November 2005, the Company had approximately 30% and 40% of its available vessel days for the calendar year 2006 contracted for its OSV and TTB fleets, respectively, compared to approximately 67% and 81%, respectively, today. However, in keeping with the Company’s optimistic outlook in each of its two business lines, only 17% and 18% of the Company’s available vessel days in its OSV and TTB segments are now contracted for 2007, respectively. The Company still believes that the GoM is in the midst of an extended multi-year up-cycle and, therefore, currently plans to maintain a contracting strategy over the near term designed to preserve its ability to participate in further dayrate expansion on the balance of its fleet throughout the remainder of the guidance period.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, business combinations, divestitures, financings and unannounced newbuild programs that may be commenced after the date of this news release.

Earnings Outlook

FAS 123R Treatment. Pursuant to the required change in method of accounting for compensation expense for stock awards required by FAS 123R, effective January 1, 2006, for financial reporting purposes under GAAP, the Company expects to report FAS 123R compensation expense for stock awards of $0.9 million, $4.5 million and $6.9 million for the first quarter of 2006 and the full calendar years 2006 and 2007, respectively. To be consistent with the Company’s prior earnings guidance and the Company’s understanding of what is typically excluded from current analyst estimates, all of the following forward guidance figures mentioned in the immediately following five paragraphs are adjusted to exclude FAS 123R compensation expense for stock awards.

First Quarter 2006 Guidance. The Company expects adjusted EBITDA for the first quarter of 2006 to range between $29 million and $31 million. Please refer to the attached data table for a definition and reconciliation of forward EBITDA guidance to its most directly comparable GAAP financial measure. The Company expects adjusted diluted earnings per share, or EPS, for the first quarter of 2006 to range between $0.45 and $0.49. While the Company generally expects to maintain a utilization rate in the mid-90’s for its OSV segment, utilization for the first quarter of 2006 is expected to be below the average for the year, ranging between 85% and 90% for the first quarter, due to several vessels being out-of-service for approximately 122 days for unscheduled drydockings and in preparation to commence long-term contracts.

Calendar 2006 Guidance. The Company now expects total adjusted EBITDA for the full year 2006 to range between $130 million and $135 million, and adjusted diluted EPS for 2006 is now expected to range between $2.09 and $2.21.

Calendar 2007 Guidance. The Company expects total adjusted EBITDA for the full year 2007 to range between $147 million and $157 million, and adjusted diluted EPS for 2007 is expected to range between $2.36 and $2.59.

Key Assumptions. The above guidance reflects management’s belief that current favorable OSV and TTB market conditions will continue throughout the remainder of 2006 and all of 2007. Fleetwide average OSV dayrates are expected to remain above $18,000 and fleetwide average OSV utilization is expected to average in the mid-90% range for 2006 and throughout 2007 guidance periods. Fleetwide average TTB dayrates are expected to remain above $15,000 and fleetwide average TTB utilization is expected to average in the low-90% range for 2006 and throughout 2007 guidance periods. The effect of the incremental contribution from the TTB newbuild capacity added in 2005 is expected to result in adjusted EBITDA from the TTB segment in 2006 of approximately 30% of the mid-point of the company-wide guidance range of $130 million to $135 million for 2006. Guidance for 2007 assumes a partial contribution from the Company’s announced newbuild and conversion programs as outlined in greater detail below. In 2007, the Company expects a partial contribution from the two vessels in its MPSV conversion program and possibly certain of the OSVs to be constructed under its recently expanded OSV Newbuild Program #4. Guidance for 2007 also assumes a partial contribution from the announced TTB Newbuild Program #2, which is expected to result in adjusted EBITDA from the TTB segment of approximately 25% to 30% of the mid-point of the company-wide 2007 guidance range of $147 million to $157 million.

The Company expects year-over-year increases commensurate with prevailing oilfield service industry trends of between 15% and 20% of its aggregate operating expenses for 2006, primarily resulting from significantly higher crew wages due to labor shortages and increased demand for qualified mariners. G&A is assumed to remain at approximately 10% to 12% of revenue for both 2006 and 2007. However, the above guidance assumes that improvements in revenue will allow the Company to maintain or improve operating and net income margins for each of the next two years.

Capital Expenditures Outlook

“In response to temporary disruptions caused by Hurricanes Katrina and Rita, we have focused on identifying alternative domestic shipyards outside of the Gulf Coast region to service our maintenance and growth capex needs in the future. While we are not immune from the collateral effect of these recent hurricanes, which have caused some delays and increased the cost of most of our newbuild programs, we have responded quickly and have made some mid-course adjustments to some of our pending growth initiatives, which we have outlined below” added Mr. Hornbeck.

Update on Maintenance Capital Expenditures. The Company expects maintenance capital expenditures for the first quarter of 2006 to be approximately $2.0 million. The Company expects maintenance capital expenditures for the full calendar year 2006 to be approximately $21.0 million. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements; (iii) non-vessel related capital improvements.

Update on TTB Newbuild Program #1. In November 2003, the Company announced its first new vessel construction program for its TTB business segment. This program was ultimately expanded to include the construction of five double-hulled tank barges with total carrying-capacity of 600,000 barrels and the purchase and retrofit of four 6,000 horsepower ocean-going tugs. The Company took delivery of the final two double-hulled tank barges during the fourth quarter of 2005 and expects to complete the retrofit of the final two remaining offshore tugs under this program, renamed the Eagle Service and Patriot Service, during the first quarter of 2006. The conversions of these two tugs were expected to be completed during the fourth quarter of 2005, but were delayed at the GoM shipyard where they were drydocked. As of December 31, 2005, the Company has expended $116.4 million in total costs related to this newbuild program. The aggregate total cost of TTB Newbuild Program #1 is expected to be on-budget at roughly $121.0 million.

Update on MPSV Conversion Program. In May 2005, the Company announced a conversion program to retrofit two coastwise sulfur tankers into U.S.-flagged, new generation 370-foot multi-purpose supply vessels, or MPSVs. The total project cost to acquire and convert the two vessels was estimated to be $65.0 million in the aggregate. The Company has ordered certain vessel components and critical path machinery, which will ultimately be furnished to the shipyard for the conversion, and is evaluating prospective domestic shipyards. However, it has not yet contractually committed to a shipyard for this conversion program. The Company anticipates delivery of the converted vessels during 2007.

Update on OSV Newbuild Program #4. In September 2005, the Company announced its fourth new vessel construction program for its OSV business segment. This newbuild program is expected to add approximately 20,000 deadweight tons of capacity to the Company’s OSV fleet at a cost of approximately $170.0 million in the aggregate. Today, the Company announced its plans to expand this newbuild program by up to 17,000 additional deadweight tons of capacity. Given the complexity and unique design attributes of the OSVs contemplated under this program, and in light of capacity constraints and price escalations at candidate shipyards, the Company has decided that it would be more productive, at this time, to focus its efforts on the construction of vessels based on an existing, fully engineered, proprietary design, and resume the original scope of the program once shipyard pricing and delivery conditions improve.

Update on TTB Newbuild Program #2. In September 2005, the Company announced its second new vessel construction program for its TTB business segment. This newbuild program is expected to add approximately 400,000 of total barrel-carrying capacity of double-hulled barges and the related “power” units to the Company’s TTB fleet at a cost of approximately $105.0 million in the aggregate. The Company has signed a contract with a Gulf Coast shipyard for three 60,000-barrel double-hulled barges, or 180,000 barrels in the aggregate, and will continue to seek bids from domestic shipyards for additional vessels under this program. The precise number of additional vessels to be constructed and their specifications will be finalized as certain milestones are completed, including the negotiation of shipyard contracts. All of the new vessels to be constructed under the TTB Newbuild Program #2 are now expected to be delivered from early 2007 through mid-2008.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the pending growth initiatives outlined above. All of the above capital cost and delivery date estimates for pending growth initiatives are based on the latest available information and are subject to change. The Company plans to refine these estimates as soon as firm shipyard contracts are executed, which will likely occur within the next several months. All of the figures set forth above represent expected cash outlays and do not include capitalized construction period interest.

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2005 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, February 23, 2006. To participate in the call, dial (303) 262-2137 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software.

An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through March 2, 2006, and may be accessed by calling (303) 590-3000 and using the pass code 11052105.

Attached Data Tables

The Company has posted an electronic version of the following four pages of data tables, which is downloadable in Excel™ format, on the “IR Home” page of the “Investors” section of the Company’s website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of 60 vessels serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains forward-looking statements in which Hornbeck Offshore discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events. Accuracy of the assumptions, expectations and projections depend on events that change over time and are thus susceptible to change based on actual experience and new developments. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in its assumptions, expectations and projections, except to the extent required by applicable law. Additionally, important factors that might cause future results to differ from these assumptions, expectations and projections include industry risks, oil and natural gas prices, economic and political risks, weather related risks, regulatory risks, and other factors described in the Company’s most recent Annual Report on Form 10-K, as amended by Form 10-K/A, and other filings filed with the Securities and Exchange Commission. This press release also contains the non-GAAP financial measure of earnings (net income) before interest, income taxes, depreciation, amortization and loss on early extinguishment of debt, or EBITDA. Reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in this press release. Management’s opinion regarding the usefulness of such measure to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K, as amended by Form 10-K/A, as filed with the Securities and Exchange Commission.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues	$57,137	$46,462	$37,784	$182,586	$132,261
Operating expenses	18,866	16,577	16,408	66,910	58,520
Depreciation and amortization	7,283	7,381	6,260	27,270	23,135
General and administrative expenses	6,041	5,714	4,930	20,327	14,759

Total operating expenses	32,190	29,672	27,598	114,507	96,414

Operating income	24,947	16,790	10,186	68,079	35,847
Interest expense	(4,008)	(3,112)	(3,808)	(12,558)	(17,698)
Interest income	2,783	153	143	3,178	356
Loss on early extinguishment of debt	—	—	(22,443)	(1,698)	(22,443)
Gain (loss) on sale of assets	(8)	829	10	1,893	65
Other income (expense), net [1]	(17)	47	53	87	70

Income (loss) before income taxes	23,697	14,707	(15,859)	58,981	(3,803)
Income tax expense (benefit)	8,614	5,309	(5,801)	21,538	(1,320)

Net income (loss)	$15,083	$9,398	$(10,058)	$37,443	$(2,483)

Basic earnings (loss) per share of common stock	$0.56	$0.45	$(0.48)	$1.67	$(0.13)

Diluted earnings (loss) per share of common stock	$0.55	$0.44	$(0.48)	$1.64	$(0.13)

Weighted average basic shares outstanding [2]	26,794	20,954	20,815	22,369	19,330

Weighted average diluted shares outstanding [2]	27,261	21,455	20,815	22,837	19,330

Other Operating Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Offshore Supply Vessels:
Average number	25.0	25.0	23.0	24.6	22.8
Average fleet capacity (deadweight)	59,042	59,042	52,398	57,658	51,938
Average vessel capacity (deadweight)	2,362	2,362	2,278	2,341	2,274
Average utilization rate [3]	94.8%	98.7%	94.3%	96.2%	87.5%
Average dayrate [4]	$15,903	$13,638	$10,926	$13,413	$10,154
Effective dayrate [5]	$15,076	$13,461	$10,303	$12,903	$8,885
Tugs and Tank Barges:
Average number of tank barges	16.1	14.9	16.0	14.6	16.0
Average fleet capacity (barrels)	1,257,090	1,111,174	1,156,330	1,072,075	1,156,330
Average barge size (barrels)	75,381	74,078	72,271	71,651	72,271
Average utilization rate [3]	92.9%	83.9%	82.1%	87.1%	82.2%
Average dayrate [6]	$15,098	$12,809	$12,642	$13,542	$11,620
Effective dayrate [5]	$14,026	$10,747	$10,379	$11,795	$9,552

Balance Sheet Data (unaudited):

	As of December 31, 2005	As of December 31, 2004
Cash and cash equivalents	$271,739	$54,301
Working capital	290,471	52,556
Property, plant and equipment, net	462,041	361,219
Total assets	796,675	460,571
Total short-term debt [7]	—	15,449
Total long-term debt	299,449	225,000
Stockholders’ equity	$429,495	$182,904

Cash Flow Data (unaudited):

	Twelve Months Ended
	December 31, 2005	December 31, 2004
Cash provided by operating activities	$75,806	$21,405
Cash used in investing activities	(120,617)	(61,378)
Cash provided by financing activities	$262,202	$81,358

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Offshore Supply Vessels:
Revenues	$35,680	$31,341	$22,168	$117,435	$75,293
Operating income	$18,704	$15,605	$7,772	$57,003	$26,351
Operating margin	52.4%	49.8%	35.1%	48.5%	35.0%
Components of EBITDA [8]
Net income (loss)	$11,462	$8,614	$(7,887)	$30,831	$(3,152)
Interest expense, net	686	2,148	2,985	6,861	14,069
Income tax expense (benefit)	6,539	4,891	(4,466)	17,734	(1,664)
Depreciation	3,358	3,346	2,953	12,913	11,573
Amortization	737	580	412	2,284	1,303
Loss on early extinguishment of debt	—	—	17,200	1,658	17,200

EBITDA [8]	$22,782	$19,579	$11,197	$72,281	$39,329

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$22,782	$19,579	$11,197	$72,281	$39,329
Cash paid for deferred drydocking charges	(590)	(975)	(268)	(3,110)	(3,374)
Cash paid for interest	(6,438)	(159)	(4,270)	(11,047)	(19,506)
Changes in working capital	1,386	(1,439)	(5,310)	(2,106)	(3,218)
Changes in other, net	(43)	(1)	(85)	(95)	(218)

Net cash provided by operating activities	$17,097	$17,005	$1,264	$55,923	$13,013

Tugs and Tank Barges:
Revenues	$21,457	$15,121	$15,616	$65,151	$56,968
Operating income	$6,243	$1,185	$2,414	$11,076	$9,496
Operating margin	29.1%	7.8%	15.5%	17.0%	16.7%
Components of EBITDA [8]
Net income (loss)	3,621	$784	$(2,171)	$6,612	$669
Interest expense, net	539	811	680	2,519	3,273
Income tax expense (benefit)	2,075	418	(1,335)	3,804	344
Depreciation	2,040	2,000	1,493	7,041	5,835
Amortization	1,148	1,455	1,402	5,032	4,424
Loss on early extinguishment of debt	—	—	5,243	40	5,243

EBITDA [8]	$9,423	$5,468	$5,312	$25,048	$19,788

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$9,423	$5,468	$5,312	$25,048	$19,788
Cash paid for deferred drydocking charges	(1,339)	(236)	(1,104)	(3,717)	(5,156)
Cash paid for interest	(3,032)	(57)	(1,081)	(6,841)	(4,517)
Changes in working capital	1,509	2,185	2,381	7,245	(1,742)
Changes in other, net	(74)	(593)	7	(1,852)	19

Net cash provided by operating activities	$6,487	$6,767	$5,515	$19,883	$8,392

Consolidated:
Revenues	$57,137	$46,462	$37,784	$182,586	$132,261
Operating income	$24,947	$16,790	$10,186	$68,079	$35,847
Operating margin	43.7%	36.1%	27.0%	37.3%	27.1%
Components of EBITDA [8]
Net income (loss)	$15,083	$9,398	$(10,058)	$37,443	$(2,483)
Interest expense, net	1,225	2,959	3,665	9,380	17,342
Income tax expense (benefit)	8,614	5,309	(5,801)	21,538	(1,320)
Depreciation	5,398	5,346	4,446	19,954	17,408
Amortization	1,885	2,035	1,814	7,316	5,727
Loss on early extinguishment of debt	—	—	22,443	1,698	22,443

EBITDA [8]	$32,205	$25,047	$16,509	$97,329	$59,117

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$32,205	$25,047	$16,509	$97,329	$59,117
Cash paid for deferred drydocking charges	(1,929)	(1,211)	(1,372)	(6,827)	(8,530)
Cash paid for interest	(9,470)	(216)	(5,351)	(17,888)	(24,023)
Changes in working capital	2,895	746	(2,929)	5,139	(4,960)
Changes in other, net	(117)	(594)	(78)	(1,947)	(199)

Net cash provided by operating activities	$23,584	$23,772	$6,779	$75,806	$21,405

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share Data and Tax Rates)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2006 Guidance
	First Quarter 2006		Full-Year 2006 Updated Estimate		Full-Year 2006 Prior Estimate
	Low	High	Low	High	Low	High
Components of Projected EBITDA [8]
EBITDA, as adjusted [8]	$28.9	$30.9	$129.5	$134.5	$115.0	$120.0
Less: Compensation expense for stock awards	0.9	0.9	4.5	4.5	TBD	TBD

EBITDA, as reported [8]	$28.0	$30.0	$125.0	$130.0	$115.0	$120.0
Depreciation	5.7	5.7	24.6	24.6	25.0	25.0
Amortization	1.7	1.7	7.9	7.9	7.5	7.5
Interest expense, net	2.1	2.1	5.8	5.8	9.0	9.0
Income tax expense	6.8	7.5	31.6	33.5	26.8	28.7
Income tax rate	36.5%	36.5%	36.5%	36.5%	36.5%	36.5%
Net income, as reported	$11.7	$13.0	$55.1	$58.2	$46.7	$49.8
Weighted average diluted shares outstanding	27.6	27.6	27.7	27.7	27.6	27.6
Earnings per diluted share, as reported	$0.43	$0.47	$1.99	$2.10	$1.69	$1.81
Adjustments included above:
Compensation expense for stock awards, net of tax	$0.6	$0.6	$2.9	$2.9	TBD	TBD
Net income, as adjusted	$12.3	$13.6	$58.0	$61.1	$46.7	$49.8
Earnings per diluted share, as adjusted	$0.45	$0.49	$2.09	$2.21	$1.69	$1.81
Projected EBITDA[8] Reconciliation to GAAP:
EBITDA, as reported [8]	$28.0	$30.0	$125.0	$130.0	$115.0	$120.0
Cash paid for deferred drydocking charges	(0.8)	(0.8)	(10.9)	(10.9)	(9.1)	(9.1)
Cash paid for interest	—	—	(18.5)	(18.5)	(18.7)	(18.7)
Changes in working capital [9]	(12.2)	(15.2)	9.7	9.0	13.7	12.6
Changes in other, net [9]	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities	$14.8	$13.8	$105.1	$109.4	$100.7	$104.6

2007 Guidance
			Full-Year 2007
			Low	High
Components of Projected EBITDA [8]
EBITDA, as adjusted [8]			$146.9	$156.9
Less: Compensation expense for stock awards			6.9	6.9

EBITDA, as reported [8]			$140.0	$150.0
Depreciation			29.7	29.7
Amortization			9.6	9.6
Interest expense, net			4.3	4.3
Income tax expense			35.2	38.8
Income tax rate			36.5%	36.5%
Net income, as reported			$61.2	$67.6
Weighted average diluted shares outstanding			27.8	27.8
Earnings per diluted share, as reported			$2.20	$2.43
Adjustments included above:
Compensation expense for stock awards, net of tax			$4.4	$4.4
Net income, as adjusted			$65.6	$72.0
Earnings per diluted share, as adjusted			$2.36	$2.59
Projected EBITDA[8] Reconciliation to GAAP:
EBITDA, as reported [8]			$140.0	$150.0
Cash paid for deferred drydocking charges			(9.2)	(9.2)
Cash paid for interest			(18.3)	(18.3)
Changes in working capital [9]			15.0	14.2
Changes in other, net [9]			(0.2)	(0.2)

Cash flows provided by operating activities			$127.3	$136.5

Pro Forma 2006E Guidance (Post-Construction Peak)

	Pre-Newbuild 2006E	OSV Expansion [10]	TTB Expansion [11]	Peak[12]
Components of Projected EBITDA [8]
EBITDA [8]	$127.5	$66.5	$16.3	$210.3
Depreciation	24.6	14.2	3.6	42.4
Amortization	7.9	—	—	7.9
Interest expense, net [13]	5.7	5.8	1.7	13.2
Income tax expense [14]	32.6	17.0	4.0	53.6

Net Income	$56.7	$29.5	$7.0	$93.2

Weighted average diluted shares outstanding	27.7			27.7
Earnings per diluted share	$2.05			$3.36

Projected EBITDA[8] Reconciliation to GAAP:
EBITDA [8]	$127.5	$66.5	$16.3	$210.3
Cash paid for deferred drydocking charges	(10.9)	—	—	(10.9)
Cash paid for interest	(18.5)	—	—	(18.5)
Changes in working capital [9]	9.3	(10.9)	(2.9)	(4.5)
Changes in other, net [9]	(0.2)	—	—	(0.2)

Cash flows provided by operating activities	$107.2	$55.6	$13.4	$176.2

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Capital Expenditures Data (unaudited) 15:

Historical Data (in thousands):

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2005	2005	2004	2005	2004
Maintenance Capital Expenditures:
Deferred drydocking charges	$1,929	1,211	$1,373	$6,827	$8,530
Other vessel capital improvements, net	(56)	1,728	3,750	3,979	8,786
Non-vessel related capital improvements	410	605	64	2,577	968

	$2,283	$3,544	$5,187	$13,383	$18,284

Growth Capital Expenditures:
TTB newbuild program #1	$7,924	$22,693	$13,223	$65,775	$42,965
AHTS acquisition and retrofit costs	1,306	258	—	29,181	—
MPSV conversion program	4,090	246	—	8,064	2,433
TTB newbuild program #2	3,690	—	—	3,690	—
OSV newbuild program #4	5,062	—	—	5,062	—

	$22,072	$23,197	$13,223	$111,772	$45,398

Projected Data:

	1Q2006E	2Q2006E	3Q2006E	4Q2006E	2006E	2007E
Maintenance Capital Expenditures:
Deferred drydocking charges	$0.8	$2.8	$2.6	$4.7	$10.9	$9.2
Other vessel capital improvements	0.1	1.2	0.8	1.0	3.1	3.3
Non-vessel related capital improvements	1.1	4.0	0.4	0.7	6.2	5.5

	$2.0	$8.0	$3.8	$6.4	$20.2	$18.0

Growth Capital Expenditures:
TTB newbuild program #1	$4.6	$—	$—	$—	$4.6	$—
MPSV conversion program	5.0	5.0	15.0	15.0	40.0	13.1
TTB newbuild program #2	2.0	12.5	20.0	15.7	50.2	45.9
OSV newbuild program #4	2.4	—	—	1.2	3.6	81.4

	$14.0	$17.5	$35.0	$31.9	$98.4	$140.4

Full Construction Cycle Data:

	Pre-2005	2005	2006	2007	2008 and thereafter	Total
Growth Capital Expenditures:
TTB newbuild program #1	$50.6	$65.8	$4.6	$—	$—	$121.0
MPSV conversion program	3.8	8.1	40.0	13.1	—	65.0
TTB newbuild program #2	—	3.7	50.2	45.9	5.2	105.0
OSV newbuild program #4	—	5.1	3.6	81.4	199.9	290.0

	$54.4	$82.7	$98.4	$140.4	$205.1	$581.0

[1]	Represents other income and expenses, including foreign currency exchange gains or losses and minority interests in income or loss from unconsolidated entities.

[2]	On October 6, 2005, the Company issued 6,100 shares of common stock, which resulted in 27,151 basic shares outstanding on the close of business on December 31, 2005. For the three months ended December 31, 2005 and 2004 and September 30, 2005, stock options representing rights to acquire 23, 262 and 5 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. For the years ending December 31, 2005 and 2004, stock options representing rights to acquire 42 and 273 shares, respectively of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. Stock options are anti-dilutive when the results from operations are a net loss or when the exercise price of the options is greater than the average market price of the common stock for the period.

[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[4]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

[5]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[6]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[7]	Represents the remaining balance of $15,449 in aggregate principal amount of the Company’s 10.625% senior notes due 2008 that was redeemed on January 14, 2005.

[8]	Non-GAAP Financial Measure

We disclose and discuss EBITDA as a non-GAAP financial measure in our public releases, including quarterly earnings releases, investor conference calls and other filings with the SEC. We define EBITDA as earnings (net income) before interest, income taxes, depreciation, amortization and losses on early extinguishment of debt. Our measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than we do, which may limit its usefulness as a comparative measure.

We view EBITDA primarily as a liquidity measure and, as such, we believe that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of our financial statements as a supplemental financial measure that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. We also believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also one of the financial metrics used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to our executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess our ability to service existing fixed charges, incur additional indebtedness and execute our growth strategy.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace our existing vessels as a result of normal wear and tear,

•	EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that we have incurred in acquiring and constructing our vessels,

•	EBITDA does not reflect the deferred income taxes that we will eventually have to pay once we are no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in our net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement our GAAP results.

EBITDA , as adjusted, is prior to the impact of compensation expense relating to stock options and grants.

[9]	Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[10]	Includes a full-year contribution of operating results from vessels planned for our MPSV conversion program and our OSV Newbuild Program #5.

[11]	Includes a full-year contribution of operating results from vessels planned for our TTB Newbuild Program #2.

[12]	Peak scenario illustrates fleet operating leverage with the following pro forma assumptions: full-year contribution from current and planned vessel fleet (including, respectively, converted MPSVs, new OSVs under OSV Newbuild Program #5 and new ocean-going tugs and tank barges), historical peak average dayrates and full practical utilization level of 97.5% assuming a normalized drydocking schedule. All other assumptions, including vessel cash operating expense and SG&A, are consistent with updated 2006E guidance assumptions.

[13]	Interest expense, net assumes $19.2 of interest expense offset by $6.0 of interest income on a projected post construction cash balance of $150.0.

[14]	Our effective tax rate is approximately 36.5%, which is slightly lower than our historical run-rate, and reflects vessels shifting to and from foreign regions, which resulted in a change in our estimated foreign tax liability.

[15]	The amounts included in this table are cash outlays prior to construction period interest, if applicable.

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